Exhibit 16

September 11, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read the statements of Community First Bancshares, Inc., included under the heading “Change in Certifying Accountant” within its Form S-1 filed on September 11, 2020, and we agree with such statements concerning our firm.

/s/ Porter Keadle Moore, LLC